Exhibit 99.1

News Release NYSE: MYE

Myers Industries Acquires Jamco® Material Handling Business

October 2, 2012, Akron, Ohio – Myers Industries, Inc. (NYSE: MYE) today announced that it has completed the acquisition of Jamco Products, Inc.

Jamco, with sales in the range of $15.0 to $18.0 million, is a leading designer and manufacturer of heavy-duty industrial steel carts and safety cabinets used across many markets. Jamco’s strong product offering, relationships with industrial distributors and reputation for quality and service complements Myers Industries’ existing Akro-Mils® business and aligns with the Company’s material handling growth strategy.

Jamco, founded in 1995, is well established in industrial and commercial markets with its wide selection of welded steel service carts, platform trucks, mobile work centers, racks and cabinets for plastic bins, safety flammable cabinets, medical cylinder carts and more. Jamco’s manufacturing facilities are located in South Beloit, IL. Visit http://www.jamcoproducts.com to learn more.

Jamco will become a valuable part of Myers Industries’ Material Handling Segment. Businesses in this segment include North America-based Buckhorn,® a leading manufacturer of plastic reusable bulk containers and totes for diverse markets; and Akro-Mils,® a leader in plastic storage bins, organization systems and metal transport carts for industrial and commericial markets. The segment also includes Brazil-based Myers do Brasil® and Plasticos Novel,® which produce plastic reusable containers, totes and crates for agriculture, beverage, food processing and manufacturing markets.

About Myers Industries

Myers Industries, Inc. (NYSE: MYE) is a diversified, international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. The Company reported net sales of $755.7 million in 2011. Visit www.myersindustries.com to learn more, or visit www.facebook.com/myersindustries to connect with the Company’s social community.

Caution on Forward-Looking Statements

Statements in this release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking”. Words such as “expect”, “believe”, “project”, “plan”, “anticipate”, “intend”, “objective”, “goal”, “view”, “should”, and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control that could cause actual results to materially differ from those expressed or implied. Risks are detailed in the Company’s 10-K and other reports filed with the Securities and Exchange Commission, which are available at www.sec.gov, and on the Company’s Investor Relations section of its web site at www.myersindustries.com. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein. These statements speak only as of the date made.

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Financial & Investor Contacts:	Media Contact:
Gregg Branning – Senior Vice President & Chief Financial Officer	Max Barton – Director, Corporate Communications
Monica Vinay – Director, Investor & Financial Relations	(330) 761-6106
(330) 253-5592

1293 South Main Street • Akron, Ohio 44301 • (330) 253-5592 • Fax: (330) 761-6156	NYSE / MYE